Exhibit 5.1

[WCSR Letterhead]

July 20, 2016

Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Qorvo, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Exhibit A hereto (the “Guarantors”) in connection with the preparation of the Company’s registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company today with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offer and sale by the Company of up to (i) $450,000,000 principal amount of the Company’s 6.750% Senior Notes due 2023 (the “Exchange 2023 Notes”) and (ii) $550,000,000 principal amount of the Company’s 7.000% Senior Notes due 2025 (the “Exchange 2025 Notes” and, together with the Exchange 2023 Notes, the “Exchange Notes”) in exchange for a like principal amount of the Company’s outstanding 6.750% Senior Notes due 2023 (the “Original 2023 Notes”) and 7.000% Senior Notes due 2025 (the “Original 2025 Notes” and, together with the Original 2023 Notes, the “Original Notes”; such offer and sale, as described more fully in the Registration Statement, the “Exchange Offering”).

The Exchange Notes are to be issued pursuant to the Indenture dated as of November 19, 2015, among the Company, the Guarantors and MUFG Union Bank, N.A. as trustee (the “Indenture”). The Exchange Notes will be guaranteed pursuant to Article Ten of the Indenture on a joint and several basis by the Guarantors (the “Subsidiary Guarantees”), which are listed as co-registrants in the Registration Statement. This opinion is delivered to you pursuant to Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the form of the Exchange Notes, the Registration Statement and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments and documents as we have deemed necessary or advisable to enable us to render the opinions express below.

In connection with such examination, we have assumed (i) the genuineness of all signatures and the legal capacity of all signatories; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (iii) that the Indenture constitutes the enforceable obligation of the Trustee; and (iv) the proper issuance and accuracy of certificates of public officials and representatives of the Company and the Guarantors.

July 20, 2016

Based on and subject to the foregoing assumptions and the other assumptions contained herein, and having regard for such legal considerations as we deem relevant, it is our opinion that (i) the Exchange Notes will, when duly executed, authenticated, issued and delivered in exchange for the Original Notes in accordance with the terms and provisions of the Indenture and the Exchange Offering, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Subsidiary Guarantees will, when the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Original Notes in accordance with the terms and provisions of the Indenture and the Exchange Offering, constitute the valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms, subject in each case to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights or provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

This opinion is limited to the laws of the States of California, Florida, New York and North Carolina, and to the General Corporation Law of the State of Delaware, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. To the extent that our opinions above may be dependent upon such matters, we have assumed, without independent investigation, that: (i) each of the Guarantors incorporated or organized in a state other than the States of California, Florida and North Carolina (each, an “Assumed Guarantor”) is validly existing under the laws of its jurisdiction of incorporation or organization (as applicable); (ii) each Assumed Guarantor has all requisite corporate or limited liability company power (as applicable) to execute, deliver and perform its obligations under the Indenture, including with respect to its Subsidiary Guarantee; (iii) the execution and delivery of the Indenture by each Assumed Guarantor and the performance of its obligations thereunder, including with respect to its Subsidiary Guarantee, have been duly authorized by all necessary corporate or limited liability company (as applicable) or other action; and (iv) the Indenture has been duly executed and delivered by each Assumed Guarantor.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or relied upon for any other purpose except that purchasers of the Exchange Notes offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

July 20, 2016

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP

EXHIBIT A

SUBSIDIARY GUARANTORS

Subsidiary Guarantor	State of Incorporation/Organization
Amalfi Semiconductor, Inc.	Delaware
Premier Devices – A Sirenza Company	California
Qorvo California, Inc.	California
Qorvo Florida, Inc.	Florida
Qorvo International Holding, Inc.	North Carolina
Qorvo Oregon, Inc.	Oregon
Qorvo Texas, LLC	Texas
Qorvo US, Inc.	Delaware
RFMD, LLC	North Carolina